Exhibit 10.2

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

RICH UNCLES NNN OPERATING PARTNERSHIP, LP

(A Delaware Limited Partnership)

THE INTERESTS REFERENCED HEREIN HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. WITHOUT REGISTRATION, THESE INTERESTS MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE PARTNERSHIP OF AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE PARTNERSHIP OF OTHER EVIDENCE SATISFACTORY TO THE PARTNERSHIP TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATIONS PROMULGATED THEREUNDER.

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Table of Contents

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AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

RICH UNCLES NNN OPERATING PARTNERSHIP, LP

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) is made as of August 11, 2017, by and between RW Holdings NNN REIT, Inc. (f/k/a Rich Uncles NNN REIT, Inc.), a Maryland corporation (the “General Partner”), and Rich Uncles NNN LP, LLC (the “Limited Partner”), and they together hereby form a limited partnership (the “Partnership”) pursuant to the Act (hereinafter defined).

Article 1

DEFINITIONS

1.1 Definitions. In this Agreement, the following terms, unless the context otherwise requires, have the meanings indicated:

“Accountant” means the certified public accountant or firm of certified public accountants, if any, selected by the General Partner to perform accounting functions on behalf of the Partnership.

“Act” means the Delaware Revised Limited Partnership Act, as amended from time to time (or any corresponding provisions of succeeding law).

“Advisor” means Rich Uncles REIT Operator, LLC, a Delaware limited liability company.

“Advisory Agreement” means an advisory agreement executed from time to time between the Advisor and a Partner.

“Agreement” means this Amended and Restated Agreement of Limited Partnership, as may be further amended, from time to time. The words “herein,” “hereinafter,” “hereof,” “hereto,” “hereunder” and any similar words refer to this Agreement as a whole, unless the context otherwise requires.

“Approval of the Partners” or “Approved by the Partners” means the affirmative approval, determined under Section 6.9, of Partners then entitled to vote who hold in the aggregate more than fifty percent (50%) of the Percentage Interests.

“Assignee” means a transferee of all or any portion of a Partner’s or any other transferor’s Interest.

“Bankruptcy” means, for any Partner, that Partner’s taking or acquiescing in the taking of an action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law affecting the rights or remedies of creditors generally, as in effect from time to time.

“Capital Account” means, with respect to any Partner, the account maintained for such Partner in a manner which the General Partner determines is in accordance with Treasury Regulations Section 1.704-1 (b)(2)(iv), and Section 3.3 of this Agreement.

“Capital Contribution” means, with respect to any Partner, the amount of money or property contributed to the Partnership with respect to the interest in the Partnership held by that Partner.

“Certificate” means the certificate of limited partnership of the Partnership.

“Class C Partner” means any Partner named as a Class C Partner of the Partnership on Exhibit A attached hereto and includes any Person admitted as an Class C Partner after the date hereof or a Substitute Class C Partner.

“Class C Interest” means an Interest in the Partnership as a Class C Partner.

“Class S Partner” means any Partner named as a Class S Limited Partner of the Partnership on Exhibit A attached hereto and includes any Person admitted as an Class S Partner after the date hereof or a Substitute Class S Partner.

“Class S Interest” means an Interest in the Partnership as a Class S Partner.

“Class S Offering Expenses” means any commissions and fees payable to brokers or other persons that are related, directly or indirectly, to a Class S Interest.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Fiscal Year” means the Partnership’s fiscal year, which shall be the calendar year.

“General Partner” means any Person who (i) is referred to as such in the first paragraph of this Agreement, or has become a General Partner pursuant to the terms of this Agreement, and (ii) has not ceased to be a General Partner pursuant to the terms of this Agreement, irrespective of Class, unless the context so requires..

“Interest” means, with respect to any Partner, such Partner’s ownership interest in the Partnership.

“Limited Partner” means any Person who (i) is referred to as such in the first paragraph of this Agreement, or has become a Limited Partner pursuant to the terms of this Agreement, and (ii) has not ceased to be a Limited Partner pursuant to the terms of this Agreement, irrespective of Class, unless the context so requires.

"Net Capital Contribution" means, with respect to any Partner, the sum of the initial and all permitted additional Capital Contributions made by such Partner hereunder minus the cumulative amount of cash distributions received by such Partner that are treated as a return of Capital Contributions pursuant to Section 4.5 of this Agreement. If at any time the cumulative amount of cash distributions received by such Partner as a return of capital exceeds the sum of the Partner's initial and all permitted additional Capital Contributions, then the Partner's Net Capital Contribution shall be deemed to be zero until such excess is eliminated.

“Net Loss” means, for each Fiscal Year or other period, the taxable loss of the Partnership for such period determined under such method of accounting as is elected by the Partnership, applied in accordance with accounting principles consistently applied from year to year, plus any expenditures described in Section 705(a)(2)(B) of the Code; provided, however, that any items which are specially allocated pursuant to Sections 4.1(b) through 43 hereof shall not be taken into account in computing Net Loss.

“Net Profits” means, for each Fiscal Year or other period, the taxable net income and taxable net gains of the Partnership for such period determined under such method of accounting as is elected by the Partnership, applied in accordance with accounting principles consistently applied from year to year, plus any income described in Section 705(a)(1)(B) of the Code; provided, however, that any items which are specially allocated pursuant to Sections 4.1(b) through 4.3 hereof shall not be taken into account in computing Net Profits.

“Partners” means all General Partners and all Limited Partners, where no distinction is required by the context in which the term is used herein.

“Percentage Interest” means, with respect to any Partner, the percentage determined by dividing the aggregate Net Capital Contributions of such Partner to the Partnership since the inception of the Partnership by the aggregate Net Capital Contributions of all Partners to the Partnership since the inception of the Partnership. The General Partner shall maintain a complete record of each Partner's Capital Contributions and shall revise such record periodically to reflect additional contributions, transfers of Interests, and any other changes affecting the Partners or their respective Capital Contributions. The General Partner shall also determine each Partner's Percentage Interest as provided herein and re-determine such Percentage Interest upon any additional contribution, distribution or other transaction affecting a Partner's Percentage Interest. Pursuant to Section 7.1, the General Partner shall advise any Limited Partner of its respective Percentage Interest promptly upon receipt of a written request therefor from such Limited Partner.

“Person” means any corporation, limited liability company, partnership, joint venture, co-tenancy, trust or any other legal entity or natural person, whether or not a party to this Agreement.

“Property” means all the assets of the Partnership.

“Pro Rata” means the ratio determined by dividing the Percentage Interest of a Partner to whom a particular provision of this Agreement is stated to apply by the aggregate of the Percentage Interests of all Partners to whom that provision is stated to apply.

“Substitute Partner” has the meaning set forth in Section 8.3.

“Transfer” or derivations thereof, of an Interest means, as a noun, the transfer, sale, assignment, exchange, pledge, hypothecation or other disposition of an Interest, or any part thereof, directly or indirectly, and as a verb, voluntarily to transfer, sell, assign, exchange, pledge, hypothecate or otherwise dispose of an Interest.

“Treasury Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

1.2 Other Definitions. All terms used in this Agreement that are not defined in this Article 1 have the meanings contained elsewhere in this Agreement.

Article 2

GENERAL

2.1 Formation. The Partners hereby form the Partnership pursuant to the Act. Except as otherwise provided in this Agreement, the rights and liabilities of the Partners are governed by the Act.

2.2 Name and Certificate. The name of the Partnership is “Rich Uncles NNN Operating Partnership, LP.” The General Partner shall promptly cause to be prepared and filed the Certificate to satisfy the requirements of the Act, and any assumed name certificates required by applicable laws.

2.3 Office and Agent. The registered agent, registered office and principal place of business of the Partnership are set forth on Exhibit A. The registered agent, registered office or principal place of business may be changed by the General Partner after the General Partner delivers a written notice about such change to the Partners.

2.4 Term. The Partnership shall be formed as a limited partnership on the date that the Certificate is filed with the Secretary of State of the State of Delaware and shall continue until terminated pursuant to this Agreement.

2.5 Purposes. The purpose for which the Partnership is organized is to transact any or all lawful business for which limited partnerships may be organized under the Act. The Partnership shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Partnership, to the extent the same may be legally exercised by limited partnerships under the Act. The Partnership shall carry out the foregoing activities pursuant to the arrangements set forth in the Certificate and this Agreement.

2.6 Limits. The relationship between and among the Partners is limited to the carrying on of the business of the Partnership in accordance with this Agreement. That relationship shall be construed and deemed to be a limited partnership for the sole and limited purpose of carrying on that business. This Agreement does not create a general partnership between the parties or authorize any party to act as general agent for any other party.

2.7 Foreign Qualification. The General Partner shall cause the Partnership to comply with all requirements necessary to qualify the Partnership as a foreign limited partnership in each jurisdiction in which the business of the Partnership makes such qualification necessary. Each Partner shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Partnership as a foreign limited partnership in all such jurisdictions in which the Partnership may conduct business.

Article 3

CONTRIBUTIONS AND INTERESTS

3.1 Identification. The name, address, initial Capital Contribution and Percentage Interest of each Partner are set forth on Exhibit A.

3.2 Capital Contributions.

(a) At any time the General Partner determines that additional funds are required to operate the Partnership, the General Partner may request that the Partners make additional Capital Contributions; provided, however, no Partner shall be obligated to make any additional Capital Contributions.

(b) No Partner shall be paid interest on any Capital Contribution to the Partnership.

3.3 Capital Accounts.

(a) A separate Capital Account will be maintained for each Partner. Each Partner’s Capital Account will be increased by (i) the amount of money contributed by such Partner to the Partnership; (ii) the fair market value of any property contributed by such Partner to the Partnership; (iii) the amount of any Partnership liabilities that are expressly assumed by such Partner or that are secured by any Partnership Property distributed to such Partner; (iv) the amount of Net Profits allocated to such Partner; and (v) any item of income or gain specially allocated to such Partner pursuant to Sections 4.1(b) through 4.3. Each Partner’s Capital Account will be decreased by (i) the amount of money distributed to such Partner by the Partnership; (ii) the fair market value of any property distributed to such Partner by the Partnership; (iii) the amount of any liabilities of such Partner that are expressly assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership; (iv) the amount of Net Loss allocated to such Partner; and (v) any items of deduction or Net Loss specially allocated to such Partner pursuant to Sections 4.1(b) through 4.3.

(b) In the event of a permitted sale or exchange of an Interest in the Partnership, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred interest.

(c) The manner in which Capital Accounts are to be maintained pursuant to this Section 3.3 is intended to comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder and shall be interpreted and applied in a manner consistent therewith. The Partners agree to make appropriate modification if unanticipated events might otherwise cause this Agreement not to comply with Code Section 704(b) and the Treasury Regulations promulgated thereunder.

3.4 Withdrawal or Reduction of Capital Contributions.

(a) No Partner shall receive out of the Partnership’s Property any part of its Capital Contribution until all liabilities of the Partnership have been paid or there remains Property of the Partnership sufficient to pay such liabilities.

(b) Except as may be otherwise specifically provided in this Agreement, the Partners shall not have the right to withdraw all or any part of their Capital Contributions.

3.5 Liability of the Partners. No Partner shall be liable for the debts, liabilities or obligations of the Partnership beyond its Capital Contributions.

3.6 Deficit Capital Accounts. No Partner will be required to pay to the Partnership, to any other Partner or to any third party any deficit balance which may exist from time to time in the Partner’s Capital Account.

3.7 Loans. If the General Partner makes a request for loans, the Partners, Pro Rata or as they may otherwise agree, may make a loan or loans to the Partnership. The amount of any such loan or advance shall not be deemed an increase in the Capital Contributions of the Partner that makes such loan or entitle that lending Partner to any increase in its Percentage Interest. The Partners shall not be required to loan any funds to the Partnership.

3.8 Preferred Partnership Interests. The Partnership, upon the determination of the General Partner, may issue preferred partnership interests in connection with acquisitions of property or otherwise. Such preferred partnership interests may have priority over the Interests of other Limited Partners with respect to distributions and allocations as set forth in Article 4 of this Agreement.

Article 4

DISTRIBUTIONS AND ALLOCATIONS

4.1 Allocation of Net Profits and Net Loss. Except as required by Code Section 704(c) (dealing with contributed property), and after giving effect to the special allocations and limitations set forth in Section 4.1(b) and in Sections 4.2 and 4.3:

(a) Net Profits for any Fiscal Year shall be allocated in the following order and ‘ priority:

(i) First, to the Partners in an amount equal to the excess, if any, of (i) the cumulative Net Loss allocated pursuant to Section 4.1(b) for all prior Fiscal Years, over (ii) the cumulative Net Profits allocated pursuant to this Section 4.1(a) for all prior Fiscal Years; provided, however, such allocation among the Partners shall be in such amounts as will proportionately reduce such respective excess amounts of the various Partners.

(ii) The balance, if any, to the Partners to be allocated among them in proportion to their respective Percentage Interests.

(b) Net Loss for any Fiscal Year shall be allocated as set forth in Section 4.1(b)(i), subject to the limitation in Section 4.1(b)(ii).

(i) Net Loss for any Fiscal Year shall be allocated among the Partners in proportion to their respective Percentage Interests.

(ii) No Net Loss (or item of loss or deduction) shall be allocated to a Partner if such allocation would cause the Partner to have an Adjusted Capital Account Deficit, as hereinafter defined, at the end of any Fiscal Year. Such Net Loss (or item of loss or deduction) shall be allocated among the Partners whose Adjusted Capital Account, as hereinafter defined, balances are positive in proportion to such positive balances to the extent necessary to reduce the balances of such other Partners’ positive Adjusted Capital Accounts balances to zero, it being the intention of the Partners that no Partner’s Adjusted Capital Account balance shall fall below zero while any other Partner’s Adjusted Capital Account has a positive balance. In the event no Partner has a positive Adjusted Capital Account balance, such Net Loss (or item of loss or deduction) shall be allocated in accordance with Section 5.1(b)(i) unless otherwise required by Code Section 704(b) and the Treasury Regulations thereunder.

4.2 Special Allocations and Related Definitions.

(a) Definitions. The following definitions pertain to the special allocations provided for in this Section 4.2.

(i) “Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Fiscal Year. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-l(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

(ii) “Adjusted Capital Account” of a Partner means such Partner’s Capital Account, after giving effect to the following adjustments:

(A) Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(B) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-i(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5), and 1.704-l(b)(2)(ii)(d)(6).

(iii) “Partnership Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

(iv) “Partner Nonrecourse Debt” has the same meaning as “partner nonrecourse debt” set forth in Section 1.704-2(b)(4) of the Treasury Regulations.

(v) “Partner Nonrecourse Debt Minimum Gain” has the same meaning as “partner nonrecourse debt minimum gain” set forth in Section 1.704-2(i) of the Treasury Regulations.

(vi) “Partner Nonrecourse Deductions” has the same meaning as “partner nonrecourse deductions” set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.

(vii) “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Treasury Regulations, and such deductions are determined in accordance with Sections 1.704-2(c)(1) and 1.704-2(j)(1) of the Treasury Regulations.

(viii) “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.

(b) The following special allocation provisions should be applied in the order in which they are listed. Such ordering is intended to comply with the ordering rules in Treasury Regulations Section 1.704-2(j) and shall be applied consistently therewith.

(i) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be allocated items of Partnership income and gain for such year in an amount equal to that Partner’s share of the net decrease in Partnership Minimum Gain (within the meaning of Treasury Regulations Section 1.704-2(g)). The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Treasury Regulations. This Section 4.2(b)(i) is intended to comply with the minimum gain chargeback requirement in such Section of the Treasury Regulations and shall be interpreted consistently therewith.

(ii) Partner Nonrecourse Debt Minimum Gain Chargeback. If during a Fiscal Year there is a net decrease in Partner Nonrecourse Debt Minimum Gain, any Partner with a share of that Partner Nonrecourse Debt Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) as of the beginning of the year shall be allocated items of Partnership income and gain for such year (and, if necessary, for succeeding years) in an amount equal to that Partner’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain, The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. This Section 4.2(b)(ii) is intended to comply with the minimum gain chargeback requirement in such Section of the Treasury Regulations and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5), or 1.704-l(b)(2)(n)(d)(6), items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 4.2(b(iii) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 5 have been tentatively made as if this Section 4.2(b)(iii) were not in this Agreement. This allocation is intended to constitute a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(3) and shall be construed in accordance with the requirements thereof.

(iv) Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(l) and 1.704-2(i)(5) of the Treasury Regulations, each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4,2(b)(iv) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 4 have been made as if Sections 4.2(b)(iii) and 4.2(b)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated among the Partners in accordance with their respective Percentage Interests.

(vi) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

4.3 Curative Allocations. The allocations set forth in Sections 4.1(b) and 4.2 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 4.3. Therefore, notwithstanding any other provision of this Article 4 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to the general rules of Section 4.1. In exercising its discretion under this Section 4.3, the Partners shall take into account future Regulatory Allocations under Sections 4.2(b)(i) and 4.2(b)(ii) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.2(b)(v) and 4.2(b)(iv).

4.4 Other Allocation Rules.

(a) For purposes of determining the profits, losses, or any other items allocable to any period, profits, losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Partners using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

(b) The Partners are aware of the income tax consequences of the allocations made by this Article 4 and hereby agree to be bound by the provisions of this Article 4 in reporting their shares of Partner income and loss for income tax purposes.

(c) Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Section 1.752-3(a)(3) of the Treasury Regulations, the Partners’ interests in Partnership profits are in proportion to their Percentage Interests.

4.5 Distributions. Subject to Section 4.8, the Partnership shall make all distributions in accordance with the Partners’ Percentage Interests and at such times and in such amounts as determined by the General Partner. All distributions pursuant to this Article 4 shall be treated as a distribution of Net Profits to the extent thereof as of the date of distribution. Subject to Section 3.4, each of the following shall be treated as a return of the Partners' Capital Contributions: (a) any distribution in excess of Net Profits; (b) any distribution in full or partial redemption of a Partner's Interest; and, to the extent determined by the General Partner, (c) any payment by the Partnership of Class S Offering Expenses.

4.6 Tax Withholdings. To the extent the Partnership is required by federal, state or local law or any tax treaty to withhold or to make tax payments on behalf of or with respect to any Partner, the Partnership shall withhold such amounts and make such tax payments as so required. The amount of such payments shall constitute an advance by the Partnership to such Partner and shall be repaid to the Partnership by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner or, if such proceeds are insufficient, such Partner shall pay to the Partnership the amount of such insufficiency.

4.7 Other Advances. To the extent the Partnership pays any Class S Offering Expenses on behalf of or with respect to any Partner, the amount of such payments shall constitute an advance by the Partnership to such Partner and shall be repaid to the Partnership by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner. Alternatively, the General Partner may, in its sole discretion, treat such advance as a return of capital pursuant to Section 4.5(c), above.

4.8 Limitation Upon Distributions. No distribution shall be declared and paid unless, if after the distribution is made, the value of assets of the Partnership would exceed the liabilities of the Partnership, except liabilities to the Partners on account of their Capital Contributions.

4.9 Tax Matters Partner.

(a) RW Holdings NNN REIT, Inc. will be treated as the initial tax matters partner of the Partnership pursuant to Section 6231(a)(7) of the Code. Subject to Treasury Regulations adopted under the Code, the tax matters partner shall, without the necessity of consent of the other Partners, have discretion in its capacity as tax matters partner to make such decisions and take such actions, including the institution of legal proceedings and the determination of the legal forum, as it deems appropriate in such capacity. The Partners, by written consent of the Partners, shall be entitled to substitute another Partner to serve as tax matters partner. In such event, (i) the Partner who is designated “tax matters partner” shall take such action as may be necessary to cause each other Partner to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code, (ii) the Partner who is designated “tax matters partner” shall inform each other Partner of all significant matters that may come to its attention in its capacity as “tax matters partner” by giving notice thereof on or before the fifth business day after becoming aware thereof and, within that time, shall forward to each other Partner copies of all significant written communications it may receive in that capacity and (iii) the Partner who is designated “tax matters partner” may not take any action contemplated by Sections 6222 through 6232 of the Code without the consent of all of the Partners; provided, however, such Partner is not authorized to take any action left to the determination of an individual Partner under Section 6222 through 6232 of the Code or any similar state or local provision.

(b) Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74 (the “Budget Act”), provides that effective for taxable years beginning on or after January 1, 2018, there will be extensive changes to the manner in which the IRS audits and collects taxes with respect to partners and their partnerships. Unless otherwise agreed by the Partners, the Tax Matters Member designated in subsection (a) above shall be the “partnership’s representative” (or designate such if it is not able to serve) under the new rules and the Partners will work together to apply the new rules in a manner consistent with this Agreement. To the extent not inconsistent with the Budget Act, the partnership’s representative shall continue to have all rights and powers delegated to the “Tax Matters Member” under this Agreement after the Partnership applies the Budget Act new rules.

4.10 Compliance with Code and Treasury Regulations. The allocation and distribution provisions set forth in this Article 4 are intended to apply in a manner consistent with the provisions of Sections 704 and 706 of the Code, and the Treasury Regulations promulgated for those Sections. The Partners shall have the reasonable discretion to apply the allocation and distribution provisions set forth in this Article 4 in any manner consistent with Sections 704 and 706 of the Code and the Treasury Regulations. The Partners agree to make such amendments to this Agreement as are necessary to maintain such compliance.

Article 5

STATUS OF LIMITED PARTNERS

5.1 General. Each Limited Partner has all of the rights, and is afforded the status, of a limited partner under the Act. No Limited Partner shall participate in the management or control of the business of the Partnership, transact any business for the Partnership or have any power to act for or bind the Partnership.

5.2 Limitation on Liability. No Limited Partner has any personal liability whatsoever, whether to the Partnership, the General Partner or any creditor of the Partnership, for the debts, expenses, liabilities or obligations of the Partnership (but each Partner does have personal liability for its obligations under Article 3) unless that Limited Partner otherwise agrees in a separate writing with a third party creditor of the Partnership.

5.3 Bankruptcy; Death. None of the Bankruptcy, death, disability or declaration of incompetence of a Limited Partner shall cause a dissolution of the Partnership. However, the rights of that Limited Partner to share in the profits and losses of the Partnership and to receive distributions of the funds of the Partnership shall, on the happening of one of these events, devolve on the estate, legal representative or successors in interest, as the case may be, of that Limited Partner subject to the terms and conditions of this Agreement. The estate, representative or successors in interest of that Limited Partner are liable for all of the unsatisfied obligations, if any, of that Limited Partner. However, the estate, representative or successors in interest may become a limited partner in the Partnership only with the consent of the General Partner and in accordance with Section 8.3.

Article 6

MANAGEMENT

6.1 Rights. The General Partner shall have the exclusive right, power and authority to take any action on behalf of the Partnership, other than actions specifically restricted herein.

6.2 Exculpation of Partners and Officers. No Partner or officer shall be liable to the Partnership or any other Partner or officer for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Partner or officer in good-faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute fraud or willful misconduct by such Partner or officer.

6.3 Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Partner or officer. Furthermore, each of the Partners, officers and the Partnership hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Partner or officer to each other and to the Partnership are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Partner or officer existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Partner or officer.

6.4 Duties. The General Partner shall manage and control the Partnership and its business and affairs in accordance with the standards of the industry, and shall use reasonable, good faith efforts to carry out the business of the Partnership. The General Partner shall devote itself to the business of the Partnership to the extent required to carry out the business of the Partnership, but shall not be precluded from being involved in other businesses or activities. The General Partner shall perform its duties under this Agreement with ordinary prudence and in a manner characteristic of a businessman in similar circumstances.

6.5 Compensation and Reimbursement. The General Partner shall be reimbursed by the Partnership for any and all reasonable out-of-pocket expenses, fees and costs incurred in connection with the organization, business and affairs of the Partnership, including any payment due to the General Partner, the Advisor or any other Person under the Advisory Agreement.

6.6 Agreements with Affiliates. The General Partner may execute on behalf of the Partnership contracts or agreements with affiliates of the General Partner, so long as the contracts or agreements are approved by the Conflicts Committee of the General Partner.

6.7 Officers. The General Partner may designate such officers and agents of the Partnership as it may deem necessary or proper in the conduct of the affairs of the Partnership, delegating to such officers and agents the titles, duties, responsibilities, and authority reflected in such authorizations. At all times the actions of the officers and agents shall be subject to the review, delegation, redetermination, direction and control of the General Partner. The General Partner may remove, terminate, reassign, redefine the duties of, or change any officer of the Partnership at any time and from time to time.

6.8 Appointment and Replacement. The General Partner shall serve in such capacity unless and until replaced pursuant to this Agreement. In the event of the death, liquidation, dissolution, Bankruptcy, retirement, resignation, withdrawal, disability, declaration of incompetence or any other occurrence that would legally disqualify the General Partner from acting under this Agreement of any Person herein or hereafter named as General Partner, the Limited Partners shall appoint a successor General Partner who must be Approved by the Partners, excluding in such computation the Interest(s) of the then General Partner.

6.9 Approval and Meetings.

(a) Actions and decisions requiring Approval of the Partners may be authorized or made either by vote of the required Partners taken at a meeting of the required Partners or by written consent of same without a meeting. For the purpose of determining the Partners entitled to vote on, or to vote at, any meeting of the Partners or on a request for written consent, the record date for any such determination shall be the day before a General Partner delivers notice of the meeting or its request for written consent.

(b) The General Partner may call a meeting to obtain Approval of the Partners for an action or decision under this Agreement by delivering to the other Partners notice of the time and purpose of the meeting at least seven (7) days before the day of the meeting. Each meeting of Partners shall be conducted by the General Partner. Meetings may be held by telephone conference and participation by a Partner in a meeting by telephone conference shall constitute presence of that Partner.

6.10 Execution of Documents. All Partners shall, on the request of the General Partner, promptly execute all documents and instruments necessary or helpful in carrying out actions of the Partnership that have been properly authorized.

Article 7

BOOKS AND ACCOUNTS

7.1 Books and Records.

(a) The books and records of the Partnership shall, at the cost and expense of the Partnership, be kept or caused to be kept at the principal place of business of the Partnership, and shall be available for inspection by any Partner. The books and records shall be kept on the basis of a calendar year, shall reflect all transactions of the Partnership, shall be appropriate and adequate for conducting the business of the Partnership and shall otherwise be in accordance with generally accepted accounting principles and procedures applied in a consistent manner. The Partnership shall initially use the method of accounting chosen by the Accountant with the approval of the General Partner. The General Partner shall maintain the records required to be kept pursuant to Section 7.1(b).

(b) At a minimum, the Partnership shall keep at its principal place of business the following records:

(i) A current list that states: (A) the name and mailing address of each Partner and (B) the Percentage Interest owned by each Partner;

(ii) Copies of the federal, state and local information or income tax returns for each of the Partnership’s six (6) most recent tax years (or such shorter period that the Partnership has been in existence);

(iii) A copy of the Certificate and this Agreement, all amendments or restatements thereof, and executed copies of any powers of attorney;

(iv) Correct and complete books and records of account of the Partnership; and

(v) Any other books, records or documents required by this Agreement, the Act or other applicable law.

7.2 Reports. At the expense of the Partnership, the General Partner shall maintain records and accounts of all operations and expenditures of the Partnership and submit annual reports regarding same to each Partner.

7.3 Tax Returns and Other Elections. The Partners intend for the Partnership to be treated, for federal, state and municipal income and franchise tax purposes, as a partnership. The General Partner shall prepare, or cause the Accountant to prepare, all federal, state and local income and other tax returns that the Partnership is required to file and shall furnish a copy of each Partner’s IRS Form K1 and any other information that any Partner reasonably requests relating thereto, as soon as practicable after the end of the Fiscal Year. All elections permitted to be made by the Partnership under federal or state laws shall be made by the General Partner.

7.4 Depositories. One or more accounts may be maintained for the Partnership at any commercial financial institution or depository chosen by the General Partner. The funds of the Partnership shall not be commingled with the funds of any other Person unless otherwise Approved by the Partners. Checks may be drawn on the account or accounts of the Partnership only for the purposes of the Partnership and shall be signed by a duly authorized officer of the General Partner or such other Persons as designated by the General Partner.

Article 8

ADMISSION OF NEW PARTNERS; TRANSFER OF INTERESTS

8.1 Admission of New Partners. New Partners may be admitted to the Partnership upon terms and conditions determined by the General Partner.

8.2 Transfers. Notwithstanding any other provision of this Agreement, no Partner may Transfer in any manner whatsoever all or any part of its Interest unless (i) such Partner has fully complied with the provisions of this Section 8.2 for the Transfer, (ii) after giving effect thereto, such Transfer would not otherwise terminate the Partnership for the purposes of Code Section 708 or cause the Partnership to be classified as other than a partnership for United States federal income tax purposes and (iii) such Transfer would not result in a violation of applicable law, including U.S. federal or state securities laws, or any term or condition of this Agreement.

(a) Transfers by the General Partner. The General Partner may Transfer its Interest only upon the Approval of the Partners.

(b) Transfers by a Limited Partner. The Limited Partner may sell, assign or otherwise Transfer all or any portion of its Interest only with the consent of the General Partner.

8.3 Substitute Partner. No Assignee shall have the right to become a substitute Partner (a “Substitute Partner”) upon Transfer of any Interest to it unless all the following conditions are satisfied:

(a) The Partner and the Assignee shall have executed and acknowledged such other instruments and taken such other action as the General Partner shall deem reasonably necessary or desirable to effect such substitution, including, without limitation, appropriate amendment to this Agreement;

(b) The conditions set forth in Section 8.2 shall have been satisfied, and, if requested by the General Partner, the Partner or the Assignee shall have obtained an opinion of counsel satisfactory to the General Partner (which counsel may be a staff attorney employed by the Partner) as to the legal matters set forth therein; and

(c) The Partner or the Assignee shall have paid to the Partnership such amount of money as is sufficient to cover all expenses incurred by or on behalf of the Partnership in connection with such substitution.

8.4 Assignee’s Rights.

(a) Unless an Assignee becomes a Substitute Partner in accordance with the provisions of Section 8.3, it shall not be entitled to any of the rights (including voting rights) granted to a Partner hereunder or under the Act, other than the right to receive the share of distributions and any other items attributable to a Partner’s Interest to which its assignor would otherwise be entitled.

(b) Any Partner that Transfers all of its Interest shall cease to be a Partner.

8.5 Tax Matters. On the Transfer of all or part of an Interest, at the request of the transferee of the Interest, or upon the redemption of all or part of a Partner's Interest, the General Partner may cause the Partnership to elect, pursuant to Code Section 754 to adjust the tax basis of the properties of the Partnership as provided by Code Sections 734 and 743.

Article 9

DISSOLUTION

9.1 Causes. The Partnership shall be dissolved on the first to occur of any of the following events, and each Partner hereby expressly waives any right that it might otherwise have to dissolve the Partnership:

(a) The Bankruptcy death, disability, declaration of incompetence or any other occurrence that would legally disqualify the last remaining General Partner from acting under this Agreement;

(b) The retirement, resignation or withdrawal from the Partnership by the last remaining General Partner;

(c) The execution by all the Partners of an instrument dissolving the Partnership; or

(d) An event requiring such action under the Act.

Nothing contained in this Section 9.1 is intended to grant to a Partner the right to dissolve the Partnership at will (by retirement, resignation, withdrawal or otherwise), or to exonerate a Partner from liability to the Partnership and the remaining Partners if that Partner dissolves the Partnership at will. A dissolution at will of the Partnership is in contravention of this Agreement for purposes of the Act or any successor statute.

9.2 Reconstitution. If dissolution of the Partnership results from the occurrence of an event described in Section 9.1(a) or Section 9.1(b) , then the Partnership may be reconstituted and its business continued pursuant to the Act. If a reconstitution is completed, an appropriate amendment to this Agreement and, if necessary, to the Certificate shall be executed and, in the case of the Certificate, if necessary, appropriately filed of record. The rights of the remaining Partners after reconstitution, and the rights and liabilities of any Partner wrongfully dissolving the Partnership in contravention of this Agreement, shall be as provided for under the laws of the State of Delaware.

9.3 Interim Manager. If the Partnership is dissolved as a result of an event described in Section 9.1(a) or Section 9.1(b), the Limited Partners, by the Approval of the Limited Partners, may appoint an interim manager of the Partnership, who shall have and may exercise all the rights, powers and duties of the General Partner under this Agreement, until (i) the new General Partner is elected pursuant to Section 6.8, if the Partnership is reconstituted pursuant to Section 9.2 or (ii) a Liquidator is appointed pursuant to Section 10.1 if the Partnership is not reconstituted.

Article 10

WINDING UP AND TERMINATION

10.1 General.

(a) Selection of Liquidator. If the Partnership is dissolved as a result of an event described in Section 9.1(a) or Section 9.1(b) and is not reconstituted, then the Limited Partners, by the Approval of the Limited Partners, shall, subject to Section 10.1(b), select a party to begin to wind up the affairs of the Partnership and to liquidate and sell its assets, all pursuant to the Act. If the Partnership is dissolved pursuant to Section 9.1(c) or Section 9.1(d), the General Partner shall begin to wind up the affairs of the Partnership and to liquidate and sell its assets, all pursuant to the Act. The party or parties actually conducting the liquidation in accordance with the foregoing sentences are herein referred to as the “Liquidator.”

(b) Duties; Qualifications. The Liquidator (if other than a General Partner) shall have sufficient business expertise and competence to conduct the winding up and termination of the Partnership and, in the course thereof, to cause the Partnership to perform any existing or future Partnership contractual obligations. The Liquidator shall determine the time, manner and terms of any sale or sales of Property in liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions.

(c) Compensation. The Liquidator is entitled to receive reasonable compensation for its services, as agreed upon by the Liquidator and the General Partner, if any, and as Approved by the Partners.

(d) Amendment to Certificate. At the request of a Liquidator who is not a General Partner, the Certificate shall be amended as permitted by the Act.

(e) Resignation, Removal, Succession. The Liquidator may resign at any time by giving fifteen (15) days’ prior written notice and may be removed at any time, with or without cause, by written notice of removal Approved by the Partners. On the death, dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all the rights, powers and duties of the original Liquidator) will, within thirty (30) days thereafter, be Approved by the Partners, evidenced by written appointment and acceptance. The right to appoint a successor substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under this Agreement, and every reference herein to the Liquidator refers also to any successor or substituted Liquidator appointed in the manner herein provided. The Liquidator has and may exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred by this Agreement upon the General Partner to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and functions. The Liquidator is not liable as a General Partner hereunder to the Limited Partners or to third-party creditors.

10.2 Liquidation. In the course of the winding up and termination of the business and affairs of the Partnership, its assets (other than cash) shall be sold, its liabilities and obligations to creditors and all expenses incurred in its liquidation shall be paid and all resulting taxable items shall be allocated as provided in Section 4.1. All Property shall be sold on liquidation of the Partnership, and no Property shall be distributed in kind to the Partners, unless it is distributed in proportion to the amounts that each Partner is due under this Section 10.2. Thereafter, the net proceeds from those sales (after deducting all selling costs and expenses in connection therewith), together with (at the expiration of the one-year period referred to in Section 10.3) the balance in the reserve account referred to in Section 10.3, shall be distributed among the Partners in accordance with their respective positive capital account balances.

The Liquidator shall use all reasonable efforts to effect complete liquidation of the Partnership within one (1) year after the date on which the Partnership is dissolved. Each holder of an Interest shall look solely to the assets of the Partnership for all distributions and shall have no recourse therefor (on dissolution or otherwise) against the Partnership or the other Partners. On the completion of the liquidation of the Partnership and the distribution of all funds of the Partnership, the Partnership shall terminate, and the Liquidator shall have the authority to execute and record all documents required to effectuate the dissolution and termination of the Partnership. Distributions pursuant to this Section 10.2 may be made to a trust established for the benefit of the Partners for the purposes of liquidating the Property, collecting amounts owed to the Partnership and paying contingent or unforeseen liabilities or obligations of the Partnership.

10.3 Creation of Reserves. After making payment or provision for payment of all fixed and determinable debts and liabilities of the Partnership and all expenses of liquidation, the Liquidator may set up, for a period not to exceed one (1) year after the date of dissolution, the cash reserves that the Liquidator deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership.

10.4 Final Accounting. Within a reasonable time following the completion of the liquidation, the Liquidator shall supply to the Partners a statement that shall set forth (i) the assets and the liabilities of the Partnership as of the date of complete liquidation, (ii) the distributions to each Partner pursuant to Section 10.2, and (iii) the amount retained as reserves by the Liquidator pursuant to Section 10.3.

Article 11

INDEMNIFICATION

11.1 Indemnification of Partners and Officers.

(a) Right to Indemnification. The Partnership shall indemnify, to the fullest extent permitted by law (including without limitation in circumstances in which, in the absence of this Section 11.1(a)), indemnification would be discretionary under the laws of the State of Delaware or limited or subject to particular standards of conduct under such laws) each Partner and each officer of the Partnership, if any, against all costs, expenses and liability, including reasonable attorneys’ fees, incurred in connection with, relating to or as a result of any action, suit or proceeding to which a Partner or an officer may be involved or made a party by reason of being or having been a Partner or officer of the Partnership.

(b) Advancement of Expenses. In the event of any action, suit or proceeding in which a Partner or officer is involved or which may give rise to a right of indemnification under Section 11.1(a), following written request to the Partnership by the Partner or officer, the Partnership shall pay to such Partner or officer, to the fullest extent permitted by law (including without limitation in circumstances in which, in the absence of this Section 11.1(b), advancement of expenses would be discretionary under the laws of the State of Delaware or limited or subject to particular standards of conduct under such laws), amounts to cover expenses incurred by the Partner or officer in, relating to or as a result of such action, suit or proceeding in advance of its final disposition.

(c) Settlements. The Partnership shall not be liable under this Section 11.1 for any amounts paid in settlement of any action, suit or proceeding effected without the approval of the General Partner. The Partnership shall not settle any action, suit or proceeding in any manner that would impose any penalty or limitation on a Partner or officer without the Partner or officer’s written consent. Consent to a proposed settlement of any action, suit or proceeding shall not be unreasonably withheld by a Partner or an officer.

(d) Liability Insurance. The Partnership may purchase and maintain insurance on behalf of any Person who is or was a Partner or officer or who is or was serving at the request of the Partnership as a manager, director, officer, partner, trustee, employee, fiduciary or agent of any other domestic or foreign limited partnership, limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise against any liability asserted against and incurred by such Person in any such capacity or arising out of such Person’s status as such, whether or not the Partnership would have the power to indemnify such Person against such liability under the provisions of this Section.

(e) Other Rights and Remedies. The rights to indemnification and advancement of expenses provided in this Section shall be in addition to any other rights a Partner or officer of the Partnership may have or hereafter acquire under any law, provision of the Certificate, any other or further provision of this Agreement, any agreement or otherwise. The Partnership shall have the right, but shall not be obligated, to indemnify or advance expenses to any employee or agent of the Partnership in accordance with and to the fullest extent permitted by law.

11.2 Applicability and Effect. The rights to indemnification and advancement of expenses provided in this Section shall be applicable to acts or omissions that occurred prior to the adoption of this Section, shall continue as to any Partner or officer during the period such Partner or officer serves in any one or more of the capacities covered by this Section, shall continue thereafter so long as the Partner or officer may be subject to any possible action, suit or proceeding by reason of the fact that the Partner or officer served in any one or more of the capacities covered by this Section, and shall inure to the benefit of the estate and personal representatives of each such Person. Any repeal or modification of this Section or of any provision hereof shall not affect any rights or obligations then existing. All rights to indemnification under this Section shall be deemed to be provided by a contract between the Partnership and each Partner or officer.

11.3 Limitation on Partners’ Liability. The indemnification provided for in this Section shall in no event cause the Partners to incur any liability beyond their Capital Contributions plus their share of any undistributed Net Profits of the Partnership, nor shall it result in any liability of the Partners to any third party.

Article 12

MISCELLANEOUS

12.1 Notices.

(a) Any notice, notification, demand or request provided or permitted to be given under this Agreement must be in writing and shall have been deemed to have been properly given if sent by (i) FedEx or other comparable overnight courier, (ii) registered or certified mail, postage prepaid, return receipt requested, or (iii) facsimile during normal business hours to the place of business of the recipient.

(b) For purposes of all notices, the addresses and facsimile numbers of the Partners are set forth on Exhibit A.

(c) All notices, notifications, demands or requests so given shall be deemed given and received (i) if sent via FedEx or overnight courier, the next business day after being delivered, (ii) if sent via registered or certified mail, three (3) days after being deposited in the mail, or (iii) if sent via facsimile, the next business day after being faxed.

12.2 Interpretation. The construction and validity of this Agreement and the rights and obligations of the respective parties hereunder shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Delaware.

12.3 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person or Persons may in the context require. Any reference to the Code or other statutes or laws shall include all amendments, modifications or replacements of the specific sections and provisions concerned.

12.4 Amendment; Waiver. This Agreement may not be amended, altered or modified except by an instrument in writing signed by all of the Partners (or the duly-authorized agent of any party), excluding each Partner who has transferred its entire interest in the Partnership to an Assignee. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving Partner. A waiver of any term or provision shall not be construed as a waiver of any other term or provision

12.5 Severability. If any provision of this Agreement or any application of such provision to any Person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

12.6 No Third-Party Beneficiary. This Agreement is made solely and specifically between and for the benefit of the parties hereto and their respective successors and assigns, subject to the expressed provisions hereof relating to successors and assigns. Except to the extent required under the Act and except for fees, rights to reimbursement and indemnity, and other compensation provided for in this Agreement, no other Person has any rights, interest or claims hereunder or is or will be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

12.7 Sole and Absolute Discretion. Except as otherwise provided in this Agreement, all actions that any General Partner may take and all determinations that any General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of that General Partner.

12.8 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, and their respective distributees, successors and assigns.

12.9 Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between the Partners and replaces and supersedes all prior agreements, except for any agreement executed contemporaneously herewith by and among the Partners or any of them contemporaneously herewith. This Agreement supersedes all written and oral statements, and no representation, statement, condition or warranty not contained in this Agreement shall be binding on the Partners or have any force or effect whatsoever. No Partner has rendered any services to, or on behalf of, any other Partner or the Partnership, and no Partner shall have any rights with respect to any services that might be alleged to have been rendered.

12.10 Title to Partnership Property. To the extent that Property is held in the name of a Partner, the Property shall be deemed held by that Partner as agent and nominee for and on behalf of the Partnership. Any other property acquired by or standing in the name of any Partner shall be conclusively presumed not to be Property, unless an instrument in writing, signed by such Partner, shall specify to the contrary.

12.11 Other Business. The Partners recognize that the Partners and their Affiliates have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Partnership, and that such Persons are entitled to carry on such other business interests, activities and investments. The Partners and their Affiliates may engage in or possess an interest in any other business or venture of any kind, independently or with others, on their own behalf or on behalf of other Persons with which they are affiliated or associated, and such Persons may engage in any activities, whether or not competitive with the Partnership, without any obligation to offer any interest in such activities to the Partnership or to any Partner. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Partnership shall not be deemed wrongful or improper.

12.12 Partition Rights. No Partner shall have the right to the partition of any Property or to take any action or initiate or prosecute any judicial proceeding for the partition, or the partition and sale, of any Property.

12.13 Agreement in Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

Remainder of Page Intentionally Left Blank.
Signature Page Follows.

IN WITNESS WHEREOF, this Agreement is effective as of the day and year first above written.

GENERAL PARTNER: RW HOLDINGS NNN REIT, INC., a Maryland corporation

By:	/s/ Harold Hofer
Name: Harold Hofer
Title: Chief Executive Officer

LIMITED PARTNER: RICH UNCLES NNN LP, LLC, a Delaware limited liability company

By:	Rich Uncles NNN REIT, Inc. a Maryland corporation, its Sole Member

By:	/s/ Harold Hofer
Name: Harold Hofer
Title: Chief Executive Officer

AGREEMENT OF LIMITED PARTNERSHIP

OF

RICH UNCLES NNN OPERATING PARTNERSHIP, LP

(A Delaware Limited Partnership)

EXHIBIT A

1.	Name of Partnership:	Rich Uncles NNN Operating Partnership, LP

2.	Address, and Telephone and Facsimile Numbers of Principal Office:	3080 Bristol Avenue Suite 550 Costa Mesa, CA 92626

Telephone:	[______________]
Facsimile:	[______________]

3.	Registered Agent and Office:	[______________________ ____________________ _____________, Delaware ______]

4.	General Partner:

	Name:	RW Holdings NNN REIT, Inc.

	Mailing Address, and Telephone and Facsimile Numbers:	3080 Bristol Avenue Suite 550 Costa Mesa, CA 92626

Telephone:	[______________]
Facsimile:	[______________]

Class or Classes of Interest:	[__________] [__________]

Initial Capital Contribution By Class:	$[_________] $[_________]

Percentage Interest By Class:	[ 99]% [___]%

Time of or Events Requiring Additional Contribution(s) By Class:	As provided in the Agreement

Effective Date Became Partner:	[_____________], 2016

A-1

5.	Limited Partner:

	Name:	Rich Uncles NNN LP, LLC

	Mailing Address, and Telephone and Facsimile Numbers:	3080 Bristol Avenue Suite 550 Costa Mesa, CA 92626

Telephone:	[______________]
Facsimile:	[______________]

Class of Interest:	[__________]

Initial Capital Contribution:	$[_________]

Percentage Interest:	[ 1 ]%

Time of or Events Requiring Additional Contribution(s):	As provided in the Agreement

Effective Date Became Partner:	[_____________], 2016

A-2